                                                                    EXHIBIT 99.1

[BELDEN LOGO]

                                                                     Belden Inc.
                                                          7701 Forsyth Boulevard
                                                                       Suite 800
                                                       St. Louis, Missouri 63105
                                                                  (314)-854-8000

linking people and technology
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N E W S  R E L E A S E
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FOR IMMEDIATE RELEASE

July 24, 2003

            BELDEN ANNOUNCES RESULTS FOR QUARTER ENDED JUNE 30, 2003

Belden Inc. (NYSE:BWC), a leading manufacturer of specialty wire and cable, announced today that revenues for the second quarter ended June 30, 2003 were $214.1 million, compared with revenues in the second quarter of 2002 of $207.7 million. An acquisition in late 2002 and the favorable effects of currency translation benefited sales in the second quarter of 2003.

The Company recorded a net loss of $0.8 million, or $0.03 per share, in the quarter, compared with net income of $4.7 million, or $0.19 per share, a year ago. Included in the quarter's results were additional severance costs of $2.5 million and an impairment charge of $0.3 million related to previously announced actions--a plant closing in Australia and the planned closing of a plant in Germany. Together the charges equated to $0.08 per fully diluted share. Production at Belden's Australian plant and at its Kingston, Ontario, plant ceased during June.

Cash flow from operations was $24.4 million, resulting largely from inventory reduction of $15.9 million during the quarter. The company made cash severance payments of $5.4 million during the quarter.

Belden's debt net of cash was 32.9 percent of total capitalization as of June 30, 2003, compared with 38.2 percent a year earlier. During the second quarter, the Company terminated a revolving line of credit, against which it had no borrowings, and is presently negotiating a new, secured line of credit for future financial flexibility.

For the first six months of 2003, Belden's revenues were $410.4 million, compared with $414.8 million in the first six months of 2002. Current year revenues benefited from an acquisition and from currency translation effects. The net loss for the first six months of 2003 was $3.1 million, or $0.12 per diluted share, compared with net income of $5.9 million, or $0.24 per share, in the first six months of 2002.

C. Baker Cunningham, Belden's Chairman, President, and Chief Operating Officer, said, "Most of our markets continue to be very weak. Excluding our October 2002 acquisition and the effects of currency translation, our sales were lower than a year ago, and in most markets, lower sequentially. We are well along in the consolidation of our manufacturing facilities announced in January. We reached an agreement with the employees and the union in Germany regarding the closing of our plant there, which will take place at the end of 2003 as we had planned. We have achieved more than half of our inventory reduction goal for the year, and we are pleased with the interim results of our cash accumulation effort. Given our market situation, I believe our operations are responding well."

The net tax expense of $0.1 million for the three months ended June 30, 2003 reflects a reduction in the effective annual income tax rate from 32.0% to 24.0%. The lower effective tax rate is due to the relative benefit of permanent deductions to a smaller estimated pretax annual earnings amount and to the ability to utilize foreign net operating loss carryforwards.

ELECTRONICS SEGMENT

Revenues of the Electronics Segment during the quarter ended June 30, 2003 were $137.7 million, compared with revenues of $145.4 million in the second quarter of 2002, lower by 5.3 percent despite the favorable effects of currency translation. Revenues in each end-use market (industrial, data networking, and entertainment) were lower compared with the prior year, both in Europe and in North America.

The segment's operating earnings were $7.1 million, or 5.2 percent of sales, compared with operating earnings in the year-ago quarter of $14.9 million, or
10.3 percent of sales. The severance charge of $2.5 million and the impairment charge of $0.3 million mentioned above were included in the Electronics Segment's results for the second quarter of 2003. The segment's operating margin was lower than a year ago because of the severance and impairment charges, a higher proportion of lower-margin European sales, reduced operating leverage from lower sales and production volume, and continuing price pressure.

For the six months ended June 30, 2003, Electronics Segment revenues were $274.8 million compared with revenues of $282.4 million in the first half of the prior year. Operating earnings for the segment were $14.1 million for the first half of 2003, including the severance and impairment charges, compared with operating income of $21.7 million for the first half of 2002.

COMMUNICATIONS SEGMENT

Revenues of the Communications Segment for the quarter ended June 30, 2003 were $76.3 million, compared with $62.3 million in the second quarter of 2002. Sales to major communications customers in the United States, in aggregate, and to British Telecom were lower than a year ago, but these declines were more than offset by sales to Bell Canada, increased sales to U.S. distributors, and favorable effects of currency translation. Bell Canada became a customer when Belden acquired a Canadian communications cable business on October 31, 2002. The sequential increase in sales from the first quarter of the year was 28.8 percent, due to strong seasonal improvement from the major North American customers.

The operating loss of the Communications Segment for the quarter ended June 30, 2003 was $1.5 million, or 2.0 percent of sales, compared with a loss of $1.8 million, or 2.8 percent of sales, in the same quarter a year ago.

For the first six months of 2003, revenues of the Communications Segment were $135.6 million, compared with revenues of $132.3 million in the first six months of 2002. The operating loss of the segment for the six-month period was $5.8 million, compared to a loss of $0.1 million for the first six months of 2002.

OUTLOOK

"We remain cautious in our sales outlook," said Mr. Cunningham. "Lacking clear indications of market recovery in either segment at the present time, we expect third-quarter revenues to be roughly equal with second-quarter volume. We are beginning to benefit from the savings generated from the plant closures in Australia and Canada. We estimate third-quarter earnings per share will be in the range of $0.05 to $0.10, illustrating the success we are having in implementing the previously announced operating improvement projects.

"As we bring these projects to closure, there are two possible events which could affect our results but have not been included in our guidance for the third quarter--one positive, one negative. First, as we exited the production of deflection coils in Europe, we sold certain assets. The sale has a contingent nature, and if certain technical performance conditions are met, we could recognize a pre-tax gain of about $1.3 million, or $0.04 per share, in the third quarter or a subsequent period. We have received cash for this sale but we have not yet recognized the gain pending fulfillment of the conditions. Second, in a separate transaction, we are negotiating to sell a portion of the German business to a private buyout group led by existing management. If this management buyout does not occur, it is possible that we could incur additional severance of about $2.8 million or about $0.08 per share," Mr. Cunningham concluded.

The statements set forth under "Outlook" and any statements in this release other than historical facts are "forward-looking statements" made in reliance upon the safe harbor of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on forecasts and projections about the industries served by the Company and about general economic conditions. They reflect management's beliefs and expectations. They are not guarantees of future performance and they involve risk and uncertainty. The Company's actual results may differ significantly from these expectations. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events, or otherwise, and disclaims any obligation to do so. Some of the factors that may cause actual results to differ from the Company's expectations include demand for the Company's products, the ability to accomplish announced plant closures as planned, changes in the cost of raw materials, reliance on large customers, changes in foreign currency exchange rates, the outcome of negotiations with third parties, business interruptions, labor strikes, and unexpected events. For a more complete discussion of factors that might cause the Company's results to differ from management's expectations, please see Belden's 2002 annual report on form 10-K.

Belden is LINKING PEOPLE AND TECHNOLOGY by designing, manufacturing, and marketing wire, cable, and fiber optic products for the electronic, electrical and communications markets worldwide. To obtain additional information, visit Belden's website at www.belden.com or contact us at the phone number below.

CONTACT:          Dee Johnson, Director, Investor Relations
                  314-854-8054

Following are comparative consolidated income statements for the three- and six-month periods ended June 30, 2003 and June 30, 2002, segment information for the same periods, and condensed consolidated balance sheets as of June 30, 2003, and December 31, 2002. Supplementary schedules related to the income statement and the segment information are also provided.

BELDEN INC.
--------------------------------------------------------------------------------
CONSOLIDATED INCOME STATEMENTS
(Unaudited)

================================================================================

                                                                    Three Months Ended             Six Months Ended
                                                                              June 30,                     June 30,
                                                              ------------------------     ------------------------
                                                                 2003           2002          2003           2002
                                                              ---------      ---------     ---------      ---------
(in thousands, except per share data)
Revenues                                                      $ 214,052      $ 207,689     $ 410,361      $ 414,764
Cost of sales                                                   184,335        171,144       353,612        345,746
                                                              ---------      ---------     ---------      ---------
    Gross profit                                                 29,717         36,545        56,749         69,018
Selling, general and administrative expenses                     26,826         26,162        54,024         53,054
Other operating expense                                             352             --           352             --
                                                              ---------      ---------     ---------      ---------
    Operating earnings                                            2,539         10,383         2,373         15,964
Interest expense                                                  3,174          3,374         6,388          7,210
                                                              ---------      ---------     ---------      ---------
    Income/(loss) before taxes                                     (635)         7,009        (4,015)         8,754
Income tax expense/(benefit)                                        118          2,313          (964)         2,889
                                                              ---------      ---------     ---------      ---------
    Net income/(loss)                                         $    (753)     $   4,696     $  (3,051)     $   5,865
                                                              =========      =========     =========      =========
Basic earnings/(loss) per share                               $    (.03)     $     .19     $    (.12)     $     .24
                                                              =========      =========     =========      =========
Diluted earnings/(loss) per share                             $    (.03)     $     .19     $    (.12)     $     .24
                                                              =========      =========     =========      =========
Weighted average number of common shares and equivalents:
    Basic                                                        25,078         24,753        25,035         24,730
    Diluted                                                      25,078         25,007        25,035         24,957
                                                              =========      =========     =========      =========

BELDEN INC.
SEGMENT INFORMATION
(Unaudited)

================================================================================
(in thousands)


THREE MONTHS ENDED JUNE 30, 2003
                                        ELECTRONICS   COMMUNICATIONS         OTHER          TOTAL
                                        -----------   --------------        -------        --------
EXTERNAL CUSTOMER REVENUES                 $137,721         $ 76,331        $    --        $214,052
AFFILIATE REVENUES                            4,736              502         (5,238)             --
                                           --------         --------        -------        --------
TOTAL REVENUES                             $142,457         $ 76,833        $(5,238)       $214,052
                                           ========         ========        =======        ========
OPERATING EARNINGS/(LOSS)                  $  7,121         $ (1,520)       $(3,062)       $  2,539
                                           ========         ========        =======        ========


Three Months Ended June 30, 2002
                                        Electronics   Communications         Other          Total
                                        -----------   --------------        -------        --------
External customer revenues                 $145,406         $ 62,283        $    --        $207,689
Affiliate revenues                            3,354              280         (3,634)             --
                                           --------         --------        -------        --------
Total revenues                             $148,760         $ 62,563        $(3,634)       $207,689
                                           ========         ========        =======        ========
Operating earnings/(loss)                  $ 14,918         $ (1,773)       $(2,762)       $ 10,383
                                           ========         ========        =======        ========


SIX MONTHS ENDED JUNE 30, 2003
                                        ELECTRONICS   COMMUNICATIONS         OTHER          TOTAL
                                        -----------   --------------        -------        --------

EXTERNAL CUSTOMER REVENUES                 $274,760        $ 135,601        $    --        $410,361
AFFILIATE REVENUES                            6,860              981         (7,841)             --
                                           --------         --------        -------        --------
TOTAL REVENUES                             $281,620        $ 136,582        $(7,841)       $410,361
                                           ========         ========        =======        ========
OPERATING EARNINGS/(LOSS)                  $ 14,097        $  (5,849)       $(5,875)       $  2,373
                                           ========         ========        =======        ========


Six Months Ended June 30, 2002
                                        Electronics   Communications         Other          Total
                                        -----------   --------------        -------        --------
External customer revenues                 $282,424        $ 132,340        $    --        $414,764
Affiliate revenues                            5,689              950         (6,639)             --
                                           --------         --------        -------        --------
Total revenues                             $288,113        $ 133,290        $(6,639)       $414,764
                                           ========         ========        =======        ========
Operating earnings/(loss)                  $ 21,736        $    (102)       $(5,670)       $ 15,964
                                           ========         ========        =======        ========


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BELDEN INC.
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CONDENSED CONSOLIDATED BALANCE SHEETS

================================================================================

                                                    JUNE 30,     December 31,
                                                        2003             2002
                                                   ---------     ------------
(in thousands)                                    (UNAUDITED)
ASSETS
Current assets
    Cash and cash equivalents                      $  48,439        $  19,409
    Receivables                                      115,262          109,180
    Inventories                                      144,937          159,817
    Income taxes receivable                            3,175            2,428
    Deferred income taxes                             15,961           15,097
    Other current assets                               5,168            7,818
                                                   ---------        ---------
        Total current assets                         332,942          313,749
Property, plant and equipment, less
    accumulated depreciation                         333,268          337,196
Goodwill, less accumulated amortization               80,453           79,588
Other long-lived assets                                8,852           13,006
                                                   ---------        ---------
                                                   $ 755,515        $ 743,539
                                                   =========        =========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
    Accounts payable and accrued liabilities       $ 122,121        $ 124,968
    Income taxes payable                                  --               --
                                                   ---------        ---------
        Total current liabilities                    122,121          124,968
Long-term debt                                       202,921          203,242
Postretirement benefits other than pensions           10,560           10,732
Deferred income taxes                                 72,906           71,470
Other long-term liabilities                           32,211           25,932
Stockholders' equity
    Preferred stock                                       --               --
    Common stock                                         262              262
    Additional paid-in capital                        39,547           40,917
    Retained earnings                                297,320          302,900
    Accumulated other comprehensive loss              (7,550)         (17,859)
    Unearned deferred compensation                    (2,516)          (2,014)
    Treasury stock                                   (12,267)         (17,011)
                                                   ---------        ---------
       Total stockholders' equity                    314,796          307,195
                                                   ---------        ---------
                                                   $ 755,515        $ 743,539
                                                   =========        =========

BELDEN INC.
--------------------------------------------------------------------------------
SUPPLEMENT TO CONSOLIDATED INCOME STATEMENTS
(Unaudited)

================================================================================


                                                                    Three Months Ended                           Six Months Ended
                                                                         June 30, 2003                              June 30, 2003
                                                 -------------------------------------     --------------------------------------
                                                  REPORTED   Adjustments     Pro forma      REPORTED   Adjustments      Pro forma
                                                 ---------   -----------     ---------     ---------   -----------      ---------
(in thousands, except per share data)
Revenues                                         $ 214,052      $     --      $214,052     $ 410,361      $     --      $ 410,361
Cost of sales                                      184,335        (2,159)      182,176       353,612        (2,159)       351,453
                                                 ---------      --------      --------     ---------      --------      ---------
    Gross profit                                    29,717         2,159        31,876        56,749         2,159         58,908
Selling, general and administrative expenses        26,826          (293)       26,533        54,024          (293)        53,731
Other operating expense                                352          (352)           --           352          (352)            --
                                                 ---------      --------      --------     ---------      --------      ---------
     Operating earnings                              2,539         2,804         5,343         2,373         2,804          5,177
Interest expense                                     3,174            --         3,196         6,388            --          6,388
                                                 ---------      --------      --------     ---------      --------      ---------
    Income / (loss) before taxes                      (635)        2,804         2,147        (4,015)        2,804         (1,211)
Income tax (benefit) / expense                         118           673           791          (964)          673           (291)
                                                 ---------      --------      --------     ---------      --------      ---------
     Net income / (loss)                         $    (753)     $  2,131      $  1,356     $  (3,051)     $  2,131      $    (920)
                                                 =========      ========      ========     =========      ========      =========
Basic earnings / (loss) per share                $    (.03)     $    .08      $    .05     $    (.12)     $    .08      $    (.04)
                                                 =========      ========      ========     =========      ========      =========
Diluted earnings / (loss) per share              $    (.03)     $    .08      $    .05     $    (.12)     $    .08      $    (.04)
                                                 =========      ========      ========     =========      ========      =========
Weighted average number of common shares
    and equivalents:
    Basic                                           25,078        25,078        25,078        25,035        25,035         25,035
    Diluted                                         25,078        25,078        25,078        25,035        25,035         25,035
                                                 =========      ========      ========     =========      ========      =========


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BELDEN INC.
SUPPLEMENT TO SEGMENT INFORMATION
(Unaudited)

================================================================================
(in thousands)


THREE MONTHS ENDED JUNE 30, 2003
                                        ELECTRONICS   COMMUNICATIONS             OTHER            TOTAL
                                        -----------   --------------           -------           ------
REPORTED OPERATING EARNINGS/(LOSS)           $7,121          $(1,520)          $(3,062)          $2,539
ASSET IMPAIRMENT CHARGES                        352               --                --              352
OTHER CHARGES - SEVERANCE                     2,452               --                --            2,452
                                             ------          -------           -------           ------
PRO FORMA OPERATING EARNINGS/(LOSS)          $9,925          $(1,520)          $(3,062)          $5,343
                                             ======          =======           =======           ======


SIX MONTHS ENDED JUNE 30, 2003
                                        ELECTRONICS   COMMUNICATIONS             OTHER            TOTAL
                                        -----------   --------------           -------           ------
REPORTED OPERATING EARNINGS/(LOSS)          $14,097          $(5,849)          $(5,875)          $2,373
ASSET IMPAIRMENT CHARGES                        352               --                --              352
OTHER CHARGES - SEVERANCE                     2,452               --                --            2,452
                                            -------          -------           -------           ------
PRO FORMA OPERATING EARNINGS/(LOSS)         $16,901          $(5,849)          $(5,875)          $5,177
                                            =======          =======           =======           ======